EXHIBIT 99.1

Hydril Announces First Quarter 2006 Earnings Per Share

HOUSTON (April 24, 2006) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the first quarter ended March 31, 2006 of $0.94 per diluted share, up 7% sequentially from $0.88 reported in the fourth quarter of 2005, and up 49% from $0.63 reported for the first quarter of 2005.

On a sequential basis, first quarter revenue of $114.1 million was essentially flat, while operating income of $32.9 million was up 7%, and net income of $22.7 million was up 6%. Compared to the first quarter of 2005, revenue and operating income increased 45% and 49%, respectively, and net income increased 51%.

Chris Seaver, President and CEO, commented, “Continued growth in our premium connection markets resulted in improved financial performance for the first quarter. Our outlook remains strong for both of our segments, and we remain focused on our commitment to meeting the growing demands of our customers. The backlog of capital equipment for our pressure control segment increased 48% during the quarter, and includes orders received from offshore drilling contractors for deepwater blowout prevention systems.”

Premium Connection Segment

First quarter revenue for Hydril’s premium connection segment remained steady sequentially, while operating income increased 16% to $27.5 million. Operating margin of 37% was up from 33% in the prior quarter as a result of higher product sales and less lower-margin pipe sales.

Pressure Control Segment

Sequentially, first quarter revenue for the pressure control segment increased slightly to $40.5 million and operating income decreased 9% to $10.4 million. Aftermarket revenue was essentially flat with the prior quarter and capital equipment revenue increased 2% sequentially to $19.7 million. Operating margin for the first quarter was 26%, down from 28% for the fourth quarter 2005 due to product mix.

The capital equipment backlog was $233 million at March 31, 2006, up 48% from $157 million at December 31, 2005, and up from $30 million at March 31, 2005. Deliveries for this backlog are scheduled into the second half of 2008.

Market Indicators

As more fully described on our website at www.hydril.com on the “Market Indicators” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the number of Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rig count, and (5) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss first quarter financial results is scheduled for Tuesday, April 25, 2006 at 8:30 a.m. EDT, (7:30 a.m. CDT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 7285142. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated April 17, 2006.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Annual Report on Form 10-K for the year-ended December 31, 2005 filed with the Securities and Exchange Commission, include but are not limited to competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, the consolidation of end-users, the risks associated with fixed-price contracts, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the ability to attract and retain skilled labor and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations &

Corporate Communications

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Revenue
Premium Connection	$73,549	$73,130	$50,508
Pressure Control
Aftermarket	$20,789	20,890	16,243
Capital Equipment	19,722	19,306	12,066

Subtotal Pressure Control	40,511	40,196	28,309
Total Revenue	114,060	113,326	78,817

Total Gross Profit	49,879	46,407	35,407
Gross Margin	44%	41%	45%

Selling, General, and Admin. Expenses	17,028	15,722	13,308

Operating Income (Loss)
Premium Connection	27,526	23,784	18,405
Pressure Control	10,373	11,375	7,806
Corporate Administration	(5,048)	(4,474)	(4,112)

Total Operating Income	32,851	30,685	22,099
Operating Margin	29%	27%	28%

Loss From Unconsolidated Entities	(45)	—	—

Interest Income	1,470	1,337	661
Other Income/(Expense)	(99)	(341)	(107)

Income Before Income Taxes	34,177	31,681	22,653
Provision for Income Taxes	11,508	10,311	7,641

Net Income	$22,669	$21,370	$15,012

Net Income Per Share:
Basic	$0.96	$0.90	$0.64
Diluted	$0.94	$0.88	$0.63

Weighted Average Shares Outstanding:
Basic	23,697,639	23,630,944	23,361,493
Diluted	24,120,861	24,155,879	23,920,538

Depreciation and Amortization
Premium Connection	$2,257	$2,287	$1,959
Pressure Control	810	804	760
Corporate Administration	506	488	521

Total Depreciation	3,573	3,579	3,240

Capital Expenditures	5,005	6,454	4,064

Pressure Control Backlog
Capital Equipment	$232,614	$156,718	$29,966

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$63,939	$65,145
Investments	137,136	108,084
Total receivables	93,491	78,204
Total inventories	62,291	57,646
Deferred tax asset	11,792	11,390
Other current assets	3,733	3,669

Total current assets	372,382	324,138

LONG-TERM ASSETS:
Property, net	105,766	105,138
Other long-term assets	18,850	21,286

Total long-term assets	124,616	126,424

TOTAL	$496,998	$450,562

CURRENT LIABILITIES:
Accounts payable	$30,512	$23,443
Accrued liabilities and other current liabilities	50,947	39,934

Total current liabilities	81,459	63,377

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	10,846	12,143
Post-retirement, pension benefits and other	17,476	14,207

Total long-term liabilities	28,322	26,350

STOCKHOLDERS' EQUITY:
Total stockholders' equity	387,217	360,835

TOTAL	$496,998	$450,562